Name of Subsidiary                                Place of Incorporation
     ------------------                                ----------------------

     VocalTec Communications Inc.                         Delaware
     VocalTec Communications Japan KK*                    Japan
     VocalTec Communications Deutschland GmbH             Germany
     VocalTec Communications Hong Kong Limited            Hong Kong
     VocalTec Communications International B.V.           Netherlands
     VocalTec Communications Singapore Pte Ltd.           Singapore


     VocalTec Communications India Private Limited        India
     TrulyGlobal Limited*                                 Israel
     VocalTec Rocket Inc.*                                Delaware

*non-operating subsidiaries